Exhibit 99.1

Contact:

Laurence P. Birch

Senior Vice President and Chief Financial Officer

(847) 229-2222

Aksys® Reports Second Quarter Results and Provides Investor Update

Company Announces Launch of Program to Develop Universal Dialysis System for the Home

Lincolnshire, IL – August 8, 2005 — Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today reported results for the second quarter ended June 30, 2005.

Second Quarter Highlights

•                  Revenues for the second quarter 2005 were $485,000. The Company’s net loss for the second quarter was $10.8 million or $0.36 per share.

•                  149 patients were being treated on PHD® Systems representing a net addition of 23 patients during the quarter.

•                  Aksys signed 3 new partnership agreements during the quarter.

•                  Dr. Brian Pereira, President and Chief Executive Officer of New England Health Care Foundation, Tufts-New England Medical Center, joined the Aksys board.

“During the second quarter, Aksys saw favorable signs of increased traction in the marketplace, and we achieved our goal of more than 140 patients on treatment by mid-year.  We believe this is the result of a combination of factors, including a strengthening of our existing relationships with some of the largest dialysis providers who are currently conducting trials using the PHD system, favorable changes in reimbursement as of January 2005, and our strategic targeting of clinical partners with substantial patient populations that can be shifted to home care,” commented Bill Dow, President and CEO of Aksys, Ltd.  Mr. Dow continued, “While we have succeeded in controlling certain expenses—for example, manufacturing costs for our PHD System have decreased nearly 30% since its launch—we are dedicated to further streamlining our efforts without sacrificing product performance or innovation.”

Financial Results

For the second fiscal quarter of 2005, Aksys reported revenues of $485,000 compared to revenues of $499,000 for the second quarter of 2004.  For the six months ended June 30, 2005, Aksys reported revenues of $1.0 million, a decrease from the $1.2 million reported for the six months ended June 30, 2004.  The product revenue decreased for the both the quarter and year to date as a result of an increase in the percentage of rental units vs. purchases. “For units rented we will book revenue over the life of the rental agreement, whereas sales revenues are recognized one time upon product installation and the start of patient training.  However, the increasing number of patients resulted in an increase in service and supplies revenues for the quarter,” commented Larry Birch, Senior Vice President and Chief Financial Officer of Aksys, Ltd.

For the second quarter of 2005, cost of sales was $5.3 million, an increase of $2.8 million over the second quarter of 2004.  The increase in the cost of sales was a result of a $1.1 million increase to our inventory reserve, and establishment of a warranty reserve of $1.3 million. These reserves were established to cover expected obsolescence of inventory when future versions of the machine are released, and to reserve for service issues as they arise.  For the six months ended June 30, 2005, cost of sales was $9.0 million, compared to $4.9 million for the same period last year. The $4.1 million increase in cost of sales for the year was driven by a non-cash charge in the first quarter of $1.3 million to revalue older machines in the Company’s rental pool, and by the second quarter inventory and warranty reserves.

Operating expenses for the second quarter were $5.7 million, an increase of $1.3 million over the second quarter of 2004.  For the six months ended June 30, 2005, operating expenses were $11.3 million, compared to $9.4 million during the period ended June 30, 2004. The increase in operating expenses for both the quarter and year to date is primarily related to increased R&D expenditures as the Company continues to invest in greater machine enhancements, improved product performance, new product development and additional selling expenses to expand future sales efforts.

The Company reported a net loss for the second quarter of 2005 of $10.8 million, or $0.36 per share, compared to a net loss of $6.6 million, or $0.22 per share, for the second quarter of 2004.  The Company reported a net loss for the six-month period of $19.8 million, or $0.66 per share, compared with a net loss of $13.4 million, or $0.45 per share, for the six months ended June 30, 2004.

“We ended the quarter with $24.6 million of cash and available securities on hand of which $6.7 million is restricted due to line of credit requirements,” said Mr. Birch. “We have sufficient cash on hand to fund our operations into the first quarter of 2006.”

Outlook

Mr. Dow continued, “In the near term, we expect to have between 170 and 190 patients dialyzing on the PHD by year end.  Over the next 12 to 15 months, we plan to aggressively support our sales and marketing strategies to build demand and increase awareness of both the medical benefits of daily dialysis and the economic benefits to a clinic.  Today, the PHD offers therapy with better outcomes at a lower overall cost per treatment versus in-center dialysis.  The PHD remains the ONLY device on the market to offer an integrated water purification system and injectable-quality dialysate built into the machine.”

The Company clarified several components of its long-term strategic plan.  Highlights include:

•                  Dialysis providers expect the home dialysis market may exceed 15% of the total hemodialysis market by 2009—today, that total market includes almost 350,000 patients. Through investments in sales and marketing, Aksys plans to participate significantly in that home market growth.

•                  Aksys plans to take advantage of the versatility of the current PHD platform by offering product extensions in the short term including an integrated heparin pump by mid-2006.

•                  Through its cost reduction programs the Company plans to lower the current cost to manufacture the PHD from $42,000 to under $30,000 within three years.

•                  Aksys currently enjoys positive gross profit on consumable supplies and expects positive gross profit on the PHD machine in 2006 as a result of planned cost reduction efforts.  Further, the Company’s goal is to achieve positive gross profit on service in 2008 dependent upon patient growth and increased performance.

•                  The Company believes it will be able to generate positive cash flow when it achieves one percent of the total hemodialysis market.

Mr. Dow went on to say, “We remain committed to the long-term goal of expanding the use of daily home dialysis using the PHD system.  As the product leader in home dialysis with a world class research team, we are committed to using our first-to-market technology, broad network of relationships with the world’s largest dialysis clinics, and superior therapy to remain the industry leader in daily home dialysis.  In addition to the improvements to our current PHD as described above, we are launching a development program for a next generation PHD—a universal dialysis system that we expect will combine hemodialysis, hemodiafiltration and peritoneal dialysis into one machine.  The universal machine will also use our unique at home dialysis preparation system that provides injectable quality dialysate, the purest possible dialysate, as well as the flexibility to be truly portable allowing patients to travel with their devices.”

Mr. Dow concluded, “This is an exciting time to be the leader in the evolving home dialysis industry and our Aksys team is committed to providing the highest quality dialysis devices and services in order to improve the lives of those suffering from end stage renal disease.”

Conference Call

The Company plans to discuss these results, further details of its second quarter 2005 and provide an investor update during a conference call on Monday, August 8, 2005, at 11:00 a.m. Eastern Time. The call can be accessed via the Internet through http://www.aksys.com.  A replay will be available from 2:00 p.m. Eastern Time, Monday, August 8, through 6:00 p.m. Eastern Time, Thursday, September 8, by dialing 703-925-2533, code 750324 or by logging onto the Internet at www.aksys.com.

About the Company

Aksys, Ltd. produces hemodialysis products, providing services for patients suffering from kidney failure.  The Company’s lead product, the PHD® System, is a currently available, advanced technology hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care.  Further information is available at: http://www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in the discussion of our long term strategic plan and the other forward-looking statements in this press release. These statements are based on our views as of the date they are made with respect to future results or events. Factors that could cause such a difference include, but are not limited to, the following: (i) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers, and our ability to attract and keep new users of the PHD system; (ii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (iii) the Company’s ability to improve the performance and reliability of the PHD system and reduce service costs; (iv) market, regulatory reimbursement and competitive conditions; (v) risks related to the failure to meet additional development and manufacturing milestones for the PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (vi) our ability to obtain sufficient capital on acceptable terms to run our business; (vii) risks inherent in relying on a single source third party to manufacture the PHD System; (viii) changes in Quality Systems Requirements; and (ix) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

-financial table to follow-

AKSYS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Quarter ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Revenue:
Product	$147,000	$282,000	$384,000	$772,000
Service and supplies	338,000	217,000	636,000	409,000

Total revenue	485,000	499,000	1,020,000	1,181,000

Cost of sales:
Product	3,387,000	889,000	5,572,000	2,231,000
Service and supplies	1,870,000	1,562,000	3,451,000	2,719,000

Total cost of sales	5,257,000	2,451,000	9,023,000	4,950,000

Operating expenses:
Research and development	2,471,000	1,553,000	4,508,000	3,215,000
Sales and marketing	1,206,000	1,285,000	2,453,000	2,441,000
General and administrative	2,014,000	1,581,000	4,349,000	3,777,000
Total operating expenses	5,691,000	4,419,000	11,310,000	9,433,000

Operating loss	(10,463,000)	(6,371,000)	(19,313,000)	(13,202,000)

Other income and expense:
Realized loss on available-for-sale security	(113,000)	—	(113,000)	—
Interest income	208,000	139,000	432,000	235,000
Interest expense	(385,000)	(322,000)	(757,000)	(426,000)
Total other income and expense	(290,000)	(183,000)	(438,000)	(191,000)

Net loss	$(10,753,000)	$(6,554,000)	$(19,751,000)	$(13,393,000)
Net loss per share, basic and diluted	$(0.36)	$(0.22)	$(0.66)	$(0.45)

Weighted average shares outstanding	29,915,393	29,814,025	29,908,319	29,809,898

SELECTED BALANCE SHEET DATA

	June 30,	December 31,
	2005	2004
	(unaudited)
Cash and short-term investments	$17,111,000	$31,117,000
Working capital	13,718,000	32,611,000
Long-term investments	8,193,000	8,168,000
Total assets	37,316,000	52,945,000
Total liabilities	26,250,000	21,938,000
Stockholders’ equity	11,066,000	31,007,000